Exhibit (10)(a)(vi)

EMPLOYMENT AGREEMENT

          THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of the 31st   day of December, 2006 between ABATIX CORP., a Delaware corporation (“Employer”), and TERRY W. SHAVER (“Executive”).

PRELIMINARY STATEMENT

          Employer is a Delaware corporation with its principal place of business in Mesquite, Texas.  Employer is engaged in the sale and distribution of personal protection and safety equipment and durable and nondurable supplies to the asbestos abatement, industrial safety and hazardous materials industries.  Executive has substantial business experience and related business skills which can be utilized in Employer’s business.  Employer desires to employ Executive upon the terms and conditions hereinafter set forth, and Executive desires to accept such employment.  Employer and Executive desire to set forth in writing the terms and conditions of their agreements and understandings.

          NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

I.  DEFINITIONS

          A.          Executive.  The term “Executive” as used herein shall mean TERRY W. SHAVER.

          B.          Annual Salary.  For purposes of this Agreement, the term “Annual Salary” shall mean the compensation payable to Executive as provided for in Section VI (A) hereof.

          C.          Disabled.  For purposes of this Agreement, Executive shall be deemed to be “disabled” when, in the reasonable judgment of the Board of Directors of Employer, he is unable to perform substantially all of the duties by reason of him in connection with his employment hereunder required of physical or mental illness or of injury for one hundred eighty (180) consecutive days.

          D.          Cause.  For purposes of this Agreement, the term “cause” is defined to include the conviction by a court of law for acts of moral turpitude of Executive or fraud of Executive relating to the business of the Employer; bankruptcy or insolvency of the Executive if, in such an event, Executive is unable to perform substantially all of the duties required of him as described in Section V of this Agreement; the determination that Executive has become disabled as described herein; material breach by Executive of the terms and conditions of this Employment Agreement, or Executive’s refusal to follow Employer’s reasonable orders and directions in connection with the performance of Executive’s duties as described in Section V of this Agreement, or any act or action of executive which materially damages the business interests, reputation or goodwill of Employer.

II.  EMPLOYMENT

          Employer hereby employs Executive, and Executive hereby accepts employment by Employer upon all the terms and conditions as are hereinafter set forth.

III.  TERM

          Subject to the provisions for early termination pursuant to Section XIII hereof, the term of this Employment Agreement shall commence as of January 1, 2007 and shall terminate on December 31, 2008 (the “Employment Term”).

IV.  EXECUTIVE’S REPRESENTATION AND WARRANTIES

          Executive represents and warrants to Employer that he is free to accept employment with Employer as contemplated herein, and he has no other prior obligation or commitments of any kind to anyone which would in any way interfere with his acceptance, or the full performance of his obligations, under this Agreement, or the exercise of his best efforts to his employment hereunder.

V.  DUTIES AND EXTENT OF SERVICE

          A.          Efforts.  Executive agrees to devote such working time, energy, knowledge, and efforts as Employer deems necessary to the performance and discharge of Executive’s duties and responsibilities hereunder and such other reasonable duties and responsibilities as are assigned to him from time to time by the Board of Directors of Employer.  Executive’s duties hereunder shall be performed at the business offices of Employer, but may also be performed at such other places as may be designated by Employer.

          B.          Position and Responsibilities.  Executive shall serve as Executive Vice President and Chief Financial Officer of Employer with such duties as are assigned to him by the Board of Directors of Employer consistent with his status and capacity as an executive of Employer.  Following the term of this Agreement, Employer and Executive shall negotiate in good faith the terms of renewal hereof.

VI.  COMPENSATION

          As his entire compensation for services rendered to Employer during the Employment Term, in whatever capacity rendered, Executive shall receive:

          A.          Annual Salary.  Minimum Annual Salary shall be at an annual rate of $231,700.00 payable semi-monthly beginning January 1, 2007 and continuing until termination of Executive’s employment.

          B.          Bonus.  Executive may receive such incentive bonus compensation, if any, as the Board of Directors shall deem appropriate.

          C.          Automobile.  Employer shall provide Executive an automobile bi-annually selected by Executive of a cost not to exceed Fifty Thousand and No/100 Dollars ($50,000.00), and shall further provide all expenses, insurance, maintenance and repairs to such automobile. At Executive’s option, Executive can choose to receive a $2,000 per month auto allowance, subject to appropriate withholdings as defined in Section VI. E.

          D.          Fringe Benefits.  Employer shall provide Executive with normal fringe benefits provided to its senior executive personnel including but not limited to a medical program, automobile (as described in VI.C. above), term life insurance, key man disability, cell phone and PDA service and devices consist with current technology and Executive’s position, corporate country club membership and such other fringe benefits as Employer may determine from time to time.  Health benefits for the Executive and his dependents are to be paid by Employer.

          E.          Deductions.   Deductions shall be made from Executive’s total annual compensation and any bonuses for withholding tax and other such taxes as may from time to time be required by governmental authority.

VII. TERMINATION, RESIGNATION AND/OR DISABILITY

          A.          Early Termination.  The Employment Term and this Agreement may be terminated by Employer or Executive, as applicable, in the following manner:

                        (1) Executive’s employment and this Agreement shall automatically terminate without notice upon the occurrence of any of the following events, which termination shall be deemed an “Automatic Termination”:

                        (a)          The death of Executive; or

                        (b)          The retirement of Executive, which for purposes of this Agreement means Executive’s resignation or withdrawal from active employment with Employer with the intent or perceived intent not to be actively employed by in the future.  Executive shall not be deemed to be actively employed if the time anticipated to be devoted to the business of Employer by Executive will average less than thirty-five (35) hours per week on an annualized basis.

                        (2)          Executive’s employment hereunder shall automatically terminate pursuant to the Executive’s resignation as provided in Section VII.C. below.

          B.           Involuntary Termination After “Change of Control.”    For purposes of Section VII.C. of this Agreement, a “Change of Control” shall be deemed to have taken place if:  (i) a third person, including a “group” as determined in accordance with Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the beneficial owner of shares of Employer having fifty percent (50%) or more of the total number of votes that may be cast for the election of directors of  Employer; or (ii) as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a “Transaction”), the persons who were directors of Employer before the Transaction shall cease to constitute a majority of the Management of Employer or any successor to Employer.

          C.          The Executive’s Resignation or Involuntary Termination; Severance Compensation.  (1) Executive may voluntarily terminate his employment hereunder by giving thirty (30) days’ written notice of resignation to the Board of Directors of Employer.  Executive may additionally terminate his employment hereunder immediately following a Change of Control.  If the Executive voluntarily terminates this Agreement, except under circumstances as specifically provided in subsection VII.C.(2) below, Employer shall have no further obligations under this Agreement, other than for payment of all unpaid salary as set forth in Section VII.D. below.  In such event, the Executive shall have no further obligations under this Agreement, other than those set forth in Section XIV and XV below.

                        (2)          Notwithstanding any other provision of this Agreement, in the event that (a) Employer terminates the employment of Executive without “cause” (as defined in Section I.D. above), (b) Executive voluntarily terminates this Agreement as a result of actions by Employer’s Board of Directors which directly or indirectly contribute to the Executive’s diminution of position, duties, responsibilities or any significant reduction in compensation or other recompense, or (iii) Executive elects to  terminate his employment as a result of a Change of Control, then Executive shall be entitled to severance compensation (the “Severance Compensation”) from Employer, payable within five (5) business days of such termination or resignation, in a lump sum cash payment in an amount equal to the sum of the remaining annual salary payable for the remainer of the term of the agreement; provided, however, that if such triggering events described above in this subsection VII.C. (2) should occur within the final year of the Employment Term, then Employer’s obligation for the Severance Compensation to the Executive shall in no event be less than Two Hundred Thousand and No/100 Dollars ($200,000.00).

          D.          Other Termination Benefits.  Employer shall pay Executive semi-monthly his standard salary for a period of up to ninety (90) days, not to exceed the termination date of this Agreement, following termination of Executive’s employment hereunder, for reasons other than disability, for “cause” terminations and involuntary termination.

VIII.  EXPENSES

          Executive is expected, from time to time, to incur reasonable entertainment, travel and other expenses for promoting the business of Employer, which will be reimbursed by Employer.  Reimbursement for such expenses however shall be subject to such regulations and procedures as the Employer may from time to time establish.

IX.  FACILITIES

          Employer shall provide and maintain such facilities, equipment and supplies as it deems necessary for the Executive’s performance of his duties under this Employment Agreement.

X.  EMPLOYER RECORDS

          All books, records and documents relating to Employer’s business shall be the sole and permanent property of the Employer.  An Executive shall not be entitled to retain any copies thereof, notwithstanding his participation therein.

          Unless required by service of legal process, no other Employer records shall be displaced or delivered to, or any information therefrom displaced or delivered to, or any information therefrom disclosed, to any person not connected with the Employer except in strict accordance with the rules of the Employer from time to time established.  Employer shall provide Executive reasonable access to all personnel records relating to Executive’s employment hereunder.

XI.  PAID DAYS OFF

          During the term of this Employment Agreement, Executive shall be entitled to twenty five (25) paid days off which may be utilized at the Executive’s discretion.

XII.  STANDARDS

          The Executive shall perform his duties under this Agreement in accordance with the highest standards of professional ethics and practices as may from time to time be applicable during the Employment Term.

XIII.  TERMINATION OF EMPLOYMENT

          A.          Events of Termination.  The Employment Term may, at the option of the Board of Directors of the Employer, be terminated upon the happening of any of the following events:

                        (1)          Whenever the Executive accepts (without having obtained the prior written consent of Employer) employment with any other company.

                        (2)          Whenever the Executive shall become, without having obtained the prior written consent of the Employer, a holder of five (5%) percent of the issued and outstanding Common Stock of a competitor of the Employer, a director of a competitor of Employer, or an officer, agent, or Executive of any other company.

                        (3)          Whenever the Executive and the Employer shall mutually agree in writing to terminate this Agreement.

                        (4)          At Employer’s option at any time for cause, as that term is defined in Section I.(D) hereof.

                        (5)          If Executive shall suffer a disability as that term is defined in Section I.(C) hereof provided that Executive shall be entitled to 180 days notice prior to such termination.

          B.          Notice of Termination.  The Employment Term, may upon 30 days notice at the option of the Executive, be terminated upon the happening of any of the following events:

                        (1)          Whenever the Executive and the Employer shall mutually agree in writing to terminate this Agreement.

                         (2)          Acts of material breach of any provision of this Agreement.

          C.           Amounts Due Executive/Employer.  Within sixty (60) days of termination of this Agreement for whatever reason, all amounts owing to either party will be due and payable in full.

XIV.  DISCLOSURE OF INFORMATION

          Executive acknowledges that, in and as a result of his employment hereunder, he will be making use of, acquiring and/or adding to confidential or proprietary information developed by Employer and of a special and unique nature and value to Employ- Employer, including, but not limited to, the nature and material terms of business opportunities and proposals available to Employer, Employer’s  products, methods, systems and research, the names and addresses of its customers and suppliers, prices charges and paid by Employer or its customers, designs and specifications, record cards, customers’ and suppliers’ records, customer files, services, operating procedures, methods and systems, financial records of the Employer and of customers, and other information, data, and documents now existing or later acquired by Executive or Employer, regardless of whether any such information, data or documents, qualify as a “trade secret” under applicable Federal or State law (collectively, the “Confidential Information”).  As a material inducement to Employer to enter into this Agreement, and to pay to Executive the compensation referred to in Section VI hereof, along with other considerations provided herein, Executive covenants and agrees that he shall not at any time during the Employment Term or following any termination thereof, directly or indirectly, divulge or disclose or use for any purpose whatsoever (except for the sole and exclusive benefit of Employer, as reasonably required in connection with his duties to or as otherwise required by law), any Confidential Information which has been obtained by or disclosed to him as a result of his employment with Employer.  In accordance with the foregoing, the Executive further agrees that he will at no time retain or remove from the premises of the Employer records of any kind or description whatsoever for any purpose whatsoever unless authorized by Employer, and will return all of the foregoing to Employer upon Employer’s request or any termination of his employment.  In the event of a breach or threatened breach by the Executive of any of the provisions of this Section XIV, Employer, in addition to and not in limitation of any other rights, remedies, or damages available to Employer at law or in equity, shall be entitled to a permanent injunction in order to prevent or to restrain any such breach by Executive, or by Executive’s partners, agents, representatives, servants, employers, Executives and/or any and all persons directly or indirectly acting for or with him.

XV.  COVENANT AGAINST COMPETITION

          A.          Executive acknowledges that his services to be rendered hereunder are of a special and unusual character which have a unique value to Employer, the loss of which cannot adequately be compensated by damages in an action at law.  In view of the unique value to Employer of the services of Executive for which Employer has contracted hereunder, and because of the Confidential Information to be obtained by or disclosed to Executive as herein above set forth, and as a material inducement to Employer to enter into this Employment Agreement and to pay to Executive the compensation referred to in Section VI hereof and other consideration provided herein, Executive covenants and agrees that he will not during the term hereof and for a period of twelve (12) months from the date of termination of this Agreement for any reason (i) engage,  directly or indirectly, in any business directly competitive with the asbestos abatement, industrial safety or hazardous material remediation supply business of Employer (the “Activities”) in any area within the states that Employer presently is conducting business or subsequently is conducting business at the time of the termination of this Agreement; (ii) call upon any customer or customers of the Employer for the purposes of engaging in any activities for any person, corporation, or entity other than Employer, competitive with the Activities of the Employer; or (iii) divert, solicit or take away any customer or customers of the Employer for the purpose of engaging in any activities competitive with the Activities of the Employer.

          B.          Executive covenants and agrees that if he shall violate any of his covenants or agreements provided for pursuant to this Section, Employer shall be entitled to an accounting and repayment of all profits, compensation, commissions, remuneration, or benefits which Executive, directly or indirectly, has realized and/or may realize as a result of, growing out of, or in connection with any such violation; such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which Employer may be entitled to at law or in equity or under this Employment Agreement.

XVI.  REASONABLENESS OF RESTRICTIONS

          A.          Executive has carefully read and considered the provisions of Section XIV and XV hereof, and having done so, agrees the restrictions set forth in such Sections (including, but not limited to, the time period of restriction and the geographical areas of restriction set forth in Section XV hereof) are fair and reasonable and are reasonably required for the protection of the interests of the Employer, its officers, directors, and other Executives.

          B.          In the event that, notwithstanding the foregoing, any of the provisions of Sections XIV and XV shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though invalid or unenforceable parts had not been included therein.  In the event that any provision of Section XV hereof relating to time period and/or areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, said time period and/or areas of restriction shall be deemed to become, and thereafter be, the maximum time period and/or area which such court deems reasonable and enforceable.

XVII.  APPLICABLE LAW; SEVERABILITY

          This Agreement shall be governed by and construed pursuant to the laws of the State of Texas, where it is made and executed.  If any terms or part of this Agreement shall be determined to be invalid, illegal, or unenforceable in whole or in part, the validity of the remaining part of such term or the validity of any other term of this Agreement shall not in any way be affected.  All provisions of this Agreement shall be construed to be valid and enforceable to the full extent permitted by law.

XVIII.  NOTICE

          Any notices required or permitted to be given pursuant to this Agreement to the Employer or Executive shall be in writing and shall be deemed given upon deposit of same in the U.S., certified mail or registered mail, return receipt requested, first class postage and registration fees prepaid, and addressed to the principle office of Employer and the most recent address of Executive shown in the Employer’s records, respectively, or such other addresses as is most recently designated for the respective parties by notice given as aforesaid.

XIV.  BINDING PROVISIONS AND PERFORMANCE

          This Agreement shall inure to the benefit of and be binding upon the parties hereto, and all such parties agree to be bound by the provisions contained herein.

XX.  AMENDMENT

          No amendment or variation of the terms of this Employment Agreement shall be valid made in writing and signed by the parties hereto.

XXI.  ENTIRE EMPLOYMENT AGREEMENT

          This Employment Agreement represents the entire agreement between the parties hereto with respect to the subject matter hereof.

XXII.  WAIVER OF VIOLATION NOT CONTINUING

          The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach.

XXIII.  ASSIGNMENT

          This Agreement is personal to each of the parties hereto.  Employer may not assign its rights and obligations hereunder without the prior written consent of Executive.

XIV.  HEADINGS AND GENDER

          The paragraph headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.  All references to him or her shall be deemed reference to the Executive regardless of gender.

XXV.  COUNTERPARTS

          This Employment Agreement may be executed in multiple counterparts, each of which shall be an original, but all of which shall be deemed to constitute one instrument.

In WITNESS WHEREOF, the undersigned have hereunto set their hands and seals on the day and year first above written.

ABATIX CORP.

By:	/s/ Gary L. Cox

Authorized Signatory

By:	/s/ Terry W. Shaver

Terry W. Shaver